UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Foundation Medicine, Inc.

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Foundation Medicine, Inc.
150 Second Street
Cambridge, MA 02141

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2015 Annual Meeting of Stockholders of Foundation Medicine, Inc. will be held on Thursday, June 18, 2015, at 9:00 a.m. Eastern Time, at the offices of Goodwin Procter LLP, located at Exchange Place, 53 State Street, Boston, Massachusetts 02109. The purpose of the meeting is the following:

1. to elect eight directors to serve as directors until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3. to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only Foundation Medicine, Inc. stockholders of record at the close of business on April 24, 2015, will be entitled to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2014 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2014 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting, by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card.

By Order of the Board of Directors,

Michael Pellini, M.D.

Chief Executive Officer and Director

Cambridge, Massachusetts

April 30, 2015

FOUNDATION MEDICINE, INC.

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors” or the “Board”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2015 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 30, 2015.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 18, 2015: This proxy statement, the accompanying proxy card or voting instruction card and our 2014 Annual Report on Form 10-K are available at http://www.proxyvote.com.

In this Proxy Statement, the terms the “Company,” “Foundation Medicine,” “we,” “us,” and “our” refer to Foundation Medicine, Inc. and our wholly owned subsidiary. The mailing address of our principal executive offices is Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2018; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 24, 2015, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 34,227,693 shares of our common stock, par value $0.0001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder. No shares of Foundation Medicine preferred stock were outstanding as of April 24, 2015.

Quorum; Abstentions; Broker Non-Votes

Our By-laws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

Under our By-laws, any proposal other than an election of directors is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or By-laws. Abstentions and broker “non-votes” are not included in the tabulation of the voting results on any such proposal and, therefore, do not have the effect of votes in opposition to such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

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If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. If you do not give instructions to your brokerage firm, the brokerage firm will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposal 1 requesting the election of eight directors to the Board of Directors is “non-discretionary.” If you do not instruct your broker how to vote with respect to this proposal, your broker may not vote for this proposal, and those votes will be counted as broker “non-votes.” Proposal 2 requesting the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 is considered to be a discretionary item, and your brokerage firm will be able to vote on this proposal even if it does not receive instructions from you.

Voting

In Person

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the firm that holds your shares.

By Proxy

If you do not wish to vote in person or will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you can vote by mailing your proxy as described in the proxy materials. You may also authorize another person or persons to act for you as proxy in a writing, signed by you or your authorized representative, specifying the details of those proxies’ authority. The original writing must be given to each of the named proxies, although it may be sent to them by electronic transmission if, from that transmission, it can be determined that the transmission was authorized by you. If you complete and submit your proxy before the Annual Meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the Annual Meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail or over the Internet before the Annual Meeting or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our Secretary or sent to our principal executive offices at Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

Foundation Medicine is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies, and are not expected to exceed $35,000 in the aggregate.

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Procedure for Submitting Stockholder Proposals and Nominations

Stockholder proposals intended to be presented at the 2016 annual meeting of our stockholders, including nominations of persons for election to the Board, must satisfy the requirements set forth in the advance notice provision under our By-laws. To be timely for our 2016 annual meeting of stockholders, any such proposal must be delivered in writing to our Secretary at our principal executive offices between the close of business on February 19, 2016, and March 20, 2016. If the date of the 2016 annual meeting of the stockholders is scheduled to take place before May 19, 2016, or after August 17, 2016, notice by the stockholder must be delivered no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, any stockholder proposal intended to be included in the proxy statement for the 2016 annual meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than December 31, 2015. If the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

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RELATIONSHIP WITH ROCHE

Arrangements between Foundation Medicine and Roche

Pursuant to the Transaction Agreement, dated as of January 11, 2015 (the “Transaction Agreement”), by and between the Company and Roche Holdings, Inc. (“Roche”), on February 2, 2015, Roche commenced a tender offer to purchase up to 15,604,288 shares of the Company’s common stock, par value $0.0001 per share (each a “Share”), at a purchase price of $50.00 per Share. On April 7, 2015, the transactions contemplated by the Transaction Agreement were consummated (the “Closing”). In connection with the Closing, Roche acquired 15,604,288 Shares for aggregate consideration of approximately $780.2 million (the “Tender Offer Shares”) and completed its primary investment in the Company of $250 million in cash to purchase 5,000,000 newly issued Shares at a price of $50.00 per Share (the “Issuance” and together with the Tender Offer Shares, the “Investment”). Immediately following the Closing, Roche owned approximately 61% of the outstanding Shares.

Notwithstanding the Investment, the Company remains an independent public company with Roche having the right to designate a minority of the directors on the Board pursuant to the Investor Rights Agreement described below.

Investor Rights Agreement

On April 7, 2015, in connection with the Closing, that certain Investor Rights Agreement, dated as of January 11, 2015, by and among the Company, Roche and certain other stockholders of the Company (the “Existing VC Investors”) (the “Investor Rights Agreement”) became effective. The Investor Rights Agreement includes, without limitation, the following provisions:

Composition of our Board of Directors. Immediately following the Closing and pursuant to the Investor Rights Agreement, the Board was increased to nine directors and reconstituted to include three directors designated by Roche (Daniel O’Day, Sandra Horning, M.D. and Michael Varney, Ph.D.) (the “Roche Designees”), two representatives affiliated with the Existing VC Investors (Alexis Borisy (Chairman) and Krishna Yeshwant, M.D.), our Chief Executive Officer (Michael Pellini, M.D.), two independent directors (Evan Jones and David Schenkein, M.D.), and one vacancy to be filled by an independent director to be agreed upon by the Company and Roche.

Roche’s Right to Proportional Representation. So long as Roche beneficially owns at least 10% of the outstanding Shares, it will be entitled to the lesser of (A) the number of seats representing 33.34% of the Board of Directors and (B) proportionate representation on the Board of Directors, but in any event, at least one director designee. In addition, so long as there is at least one Roche Designee on the Board of Directors, it will be entitled to proportionate representation on each committee of the Board of Directors, but in any event, at least one director or observer designee on each committee, subject to compliance with the applicable rules of the SEC and the NASDAQ Stock Market. Notwithstanding the foregoing, directors appointed by Roche may be excluded from any discussions of the Board of Directors regarding any actual or potential collaboration agreement between the Company and any pharmaceutical, biotechnology or biopharmaceutical company that is at such time an actual competitor of Roche and which is similar in scope, nature and value to the ordinary course collaboration agreements of the Company existing as of January 11, 2015 (i.e., agreements pursuant to which the Company has agreed to provide genomic sequencing services to pharmaceutical, biotechnology and biopharmaceutical companies to support research and development or patient treatment, or to work with such companies to collect and use human molecular and other patient information for such company’s research, development and commercialization efforts).

Membership of Board Committees. The three standing committees of the Board also were reconstituted as of the Closing as follows:

•	Audit Committee: Mr. Jones (Chairman), Dr. Schenkein and Dr. Yeshwant;
•	Compensation Committee: Mr. Borisy (Chairman), Mr. Jones and Dr. Yeshwant; and
•	Nominating and Corporate Governance Committee: Mr. Borisy (Chairman) and Dr. Yeshwant.

The Roche Designees will have observation rights with respect to the Board committees pursuant to the terms of the Investor Rights Agreement, which rights include (a) the provision with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the applicable committee at the same time as such materials are provided to such directors and (b) the right to attend all meetings of the applicable Board committee.

Roche Approval Required for Certain Actions. Until such time as Roche beneficially owns less than a majority of the outstanding Shares (subject to a cure period), the Company (and its subsidiaries) may not take certain actions without Roche’s prior written consent, including any of the following:

•	appoint a new Chief Executive Officer of the Company;

•	incur any indebtedness (as defined in the Investor Rights Agreement) that would result in the outstanding aggregate principal amount of the indebtedness of the Company and its subsidiaries exceeding the lesser of (A) $200 million and (B) 20% of the Company’s aggregate market capitalization at the time of such incurrence;

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•	issue or sell any equity securities (including any securities convertible or exercisable into such equity securities), other than (X) Shares issued pursuant to equity awards granted as of the Closing in accordance with their terms, (Y) equity awards granted after the Closing pursuant to the Company’s 2013 Stock Option and Incentive Plan or any permitted new equity incentive plan or equity incentive plan amendment and (Z) in connection with permitted acquisitions, certain Shares issued as stock consideration as long as such issuance does not result in Roche beneficially owning less than 50.5% of the outstanding Shares on a fully diluted basis;

•	establish or amend any equity incentive plan of the Company, except for certain equity plans;

•	acquire any entity, business or assets if the aggregate consideration payable by the Company and its subsidiaries exceeds the lesser of (A) $200 million and (B) 20% of the Company’s aggregate market capitalization at the time of such transaction, unless Roche is separately contemplating acquiring the same entity, business or assets;

•	dispose of any entity, business or assets if the aggregate consideration payable to the Company and its subsidiaries exceeds $50 million;

•	change the scope and nature of the Company’s business; -- amend the organizational documents of the Company or any of its subsidiaries;

•	take any action that would impair in any material respect the Company’s ability to perform its obligations under the Investor Rights Agreement or Roche’s rights thereunder; or

•	voluntarily dissolve or liquidate or make any voluntary bankruptcy filings.

Voting Obligations. As long as Roche is entitled to appoint at least one director to the Board of Directors, Roche will be required to (a) cause all of its Shares to be present for quorum purposes at any meeting of the stockholders of the Company, (b) vote all of its Shares to approve any matter requiring approval by Roche described in the preceding paragraph that Roche has approved within the previous six months and (c) vote all of its Shares in connection with the election of directors or the adoption of certain equity plans either (i) in accordance with the recommendation of the Board of Directors or (ii) in the same proportion as the votes cast by all stockholders of the Company other than Roche and its affiliates. So long as an Existing VC Investor has at least one representative on the Board of Directors, such Existing VC Investor will be required to (a) cause all of its Shares to be present for quorum purposes at any meeting of the stockholders of the Company and (b) vote all of its Shares in a manner consistent with the Board composition described above.

Standstill Restrictions. During the period following the Closing and ending on April 7, 2018 (the “Restricted Period”), Roche is restricted from acquiring additional Shares, except in order to offset dilution and maintain its aggregate percentage ownership in the Company at no less than 50.5% of the outstanding Shares on a fully diluted basis. During the Restricted Period and for as long as Roche has the right to designate a director, Roche is prohibited from making any proxy solicitations in connection with the election or removal of directors, or knowingly encouraging or facilitating a third party to engage in any such solicitation, subject to certain limited exceptions.

Following the Restricted Period, Roche will be permitted to make an offer to purchase all remaining Shares held by the other stockholders of the Company (a “Buyout Offer”). Prior to April 7, 2020, for as long as Roche beneficially owns at least 20% of the outstanding Shares, any Buyout Offer shall be made on a confidential basis, subject to the review, evaluation and approval of a special committee of independent directors who are unaffiliated with Roche and are not officers or employees of the Company (the “Disinterested Directors”) and subject to a non-waivable condition that a majority of the Shares held by stockholders of the Company not affiliated with Roche approve the Buyout Offer. From and after April 7, 2020, any Buyout Offer may be made directly to the stockholders of the Company without the review, evaluation or approval of the Board or the Disinterested Directors, as long as it is subject to the non-waivable condition that a majority of the Shares held by stockholders of the Company not affiliated with Roche approve the Buyout Offer. If, from and after April 7, 2020, for as long as Roche beneficially owns at least 20% of the outstanding Shares, Roche makes a Buyout Offer, then at any subsequent annual meeting of the stockholders of the Company (or special meeting called for the purpose of electing directors), Roche will be entitled to nominate any individuals who qualify as independent directors under the terms of the Investor Rights Agreement for any or all Board seats.

The standstill restrictions on Roche will automatically terminate if the Company enters into a definitive agreement with respect to, or the Board recommends to the Company’s stockholders, a transaction pursuant to which any person or group would acquire, directly or indirectly, voting securities of the Company representing more than 20% of the aggregate voting power of all then-outstanding voting securities of the Company. In any such case, Roche will be free to oppose the transaction or propose an alternative transaction of its choosing.

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Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock. The Company has agreed to establish and maintain a stock repurchase program to repurchase Shares in order to maintain Roche’s aggregate percentage ownership in the Company at no less than 50.5% of the outstanding Shares on a fully diluted basis, less any Shares transferred by Roche. The Company’s obligation to maintain such stock repurchase program will terminate upon the earlier of (a) any transfer by Roche of Shares following which Roche beneficially owns less than 40% of the outstanding Shares on a fully diluted basis and (b) Roche beneficially owning less than 30% of the outstanding Shares.

Following the Closing and until the date on which Roche beneficially owns less than 30% of the outstanding Shares, Roche also will hold a continuing option to purchase Shares from the Company or in the open market, at prevailing market prices, in order to maintain Roche’s aggregate percentage ownership in the Company at no less than 50.5% of the outstanding Shares on a fully diluted basis, less any Shares transferred by Roche (the “Share Percentage Cap”). If the Company fails to or is unable to satisfy its repurchase obligations under the stock repurchase program described above, and Roche purchases Shares from the Company or in the open market, the Share Percentage Cap will be increased by the percentage of the outstanding Shares, on a fully diluted basis, represented by the Shares that Roche was required to purchase at its cost in order to maintain its aggregate percentage ownership in the Company.

In the event that the Company issues any securities and, as a result thereof, Roche beneficially owns less than 50.1% of the outstanding Shares on a fully diluted basis, the restrictions on Roche under the Investor Rights Agreement (including with respect to the agreement to vote Roche’s Shares, the standstill restrictions and transfer restrictions), but not the rights of Roche under the Investor Rights Agreement, will immediately terminate, and Roche will thereafter have the ability to exercise in full its rights as a stockholder of the Company.

Restrictions on Transfer of Shares. Roche may not transfer any Shares during the Restricted Period. Thereafter, subject to certain exceptions, Roche may not transfer any Shares to any person or group, if such person or group would beneficially own in excess of 10% of the outstanding Shares following such transfer, without the prior consent of a special committee of Disinterested Directors. Following April 7, 2020, Roche will be permitted to transfer all (but not less than all) of its Shares to a third party that has made an offer to the Company or its stockholders (including pursuant to a tender offer) to purchase all of the outstanding Shares if the price, form of consideration and other terms and conditions of the transfer offered to Roche are the same (or no more favorable) than the price, form of consideration and other terms and conditions offered to all other stockholders of the Company, other than (a) fair market consideration payable in exchange for entering into restrictive covenants and (b) commercial agreements (including with respect to transition services) on arms’-length terms, in each case that the purchaser requires as a condition to the transaction.

Freedom to Pursue Opportunities. Neither Roche (including the Roche Designees) nor the Company will be generally required to offer a corporate opportunity to the other, and except as agreed in connection with the strategic collaboration between Roche and the Company or as part of the Investor Rights Agreement, there will be no restrictions on the Company’s or Roche’s ability to engage in similar activities or lines of business.

Matters Reserved for Approval of the Disinterested Directors. For as long as there is at least one Roche Designee on the Board, the following actions will require approval of a majority of the Disinterested Directors (or a special committee of Disinterested Directors):

•	any transaction between Roche or any of its affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand;

•	any enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement between the Company or any of its subsidiaries, on the one hand, and Roche or any of its affiliates, on the other hand; and

•	any purchase of Shares by Roche or any of its affiliates, except as otherwise expressly set forth in the Investor Rights Agreement.

Termination. The Investor Rights Agreement will automatically terminate on the later of the date Roche beneficially owns less than 10% of the outstanding Shares or the date that Roche owns no Registrable Securities (as defined in the Investor Rights Agreement).

Amendments to our Certificate of Incorporation

In connection with the Investment, on April 2, 2015 at a special meeting of stockholders, the Company’s stockholders approved amendments to our Certificate of Incorporation to:

•	declassify the Board of Directors,

•	provide for the annual election of directors,

•	permit the removal of directors with or without cause, and

•	renounce the Company’s expectancy regarding certain corporate opportunities related to Roche and its affiliates.

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OVERVIEW OF PROPOSALS

This Proxy Statement contains two proposals requiring stockholder action. Proposal 1 requests the election of eight directors to the Board of Directors. Proposal 2 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL 1

ELECTION OF DIRECTORS

In connection with the Investment, on April 2, 2015 at a special meeting of stockholders, the Company’s stockholders approved amendments to our Certificate of Incorporation, including an amendment to declassify the Board of Directors and provide for the annual election of directors. As such, each member of our Board of Directors is now elected each year at the Annual Meeting. On April 7, 2015 in connection with the Closing, the size of the Board was increased from eight to nine directors, and Brook Byers resigned as a member of the Board and from all committees of the Board on which he served. Mr. Byers had served on the Board since 2011.

Our Board is currently comprised of the following eight directors, with one vacancy, who have been designated pursuant to the terms of the Investor Rights Agreement:

•	two individuals affiliated with the Existing VC Investors: Alexis Borisy, who is also currently Chairman of the Board, and Krishna Yeshwant, M.D.;
•	two independent directors unaffiliated with Roche or the Existing VC Investors: Evan Jones and David Schenkein, M.D.;
•	our Chief Executive Officer: Michael Pellini, M.D.; and
•	three individuals affiliated with Roche: Daniel O’ Day, Sandra Horning, M.D., and Michael Varney, Ph.D.

Directors are elected each year at the annual meeting of stockholders to a term expiring at the next annual meeting of stockholders. Each of the incumbent directors has been nominated for re-election by the nominating and corporate governance committee of the Board of Directors. If elected, each nominee will serve as a director until the annual meeting of stockholders in 2016 and until their successor is duly elected and qualified, or until their earlier death, resignation, or removal.

Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by stockholders. However, for so long as the Investor Rights Agreement is in effect, unless an express waiver is granted by Roche thereunder, any vacancies or newly created directorships shall not be filled in contravention of the Investors Rights Agreement. The current vacancy on the Board will be filled in this manner by an independent director to be agreed upon by us and Roche. A director elected by the Board of Directors to fill a vacancy shall hold office until the next annual meeting of stockholders, and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

The names of and certain information about each the directors as of April 24, 2015 are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Positions and Offices Held with Foundation Medicine	Director Since	Age
Alexis Borisy	Chairman of the Board of Directors	2009	43
Sandra Horning, M.D.	Director	2015	66
Evan Jones	Director	2013	58
Daniel O’ Day	Director	2015	50
Michael Pellini, M.D.	Chief Executive Officer and Director	2011	49
David Schenkein, M.D.	Director	2010	57
Michael Varney, Ph.D.	Director	2015	56
Krishna Yeshwant, M.D.	Director	2011	36

Set forth below are the biographies of each director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve or currently serving on our Board of Directors should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the nominating and corporate governance committee of our Board of Directors.

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Alexis Borisy has served as a member of our Board of Directors since 2009 and Chairman since 2011. He co-founded Foundation Medicine in 2009 and served as our interim Chief Executive Officer through May 2011. Since 2010, Mr. Borisy has been a partner at Third Rock Ventures, a life sciences venture capital firm focused on the formation, development and strategy of new companies. Mr. Borisy co-founded Blueprint Medicines Corp. (NASDAQ: BPMC) in 2011 and served as its interim chief executive officer, and currently is on its board of directors. In addition, since July 2013 Mr. Borisy has served as chairman of Warp Drive Bio, LLC, a life sciences company focusing on genomics where he served as chief executive officer from 2011 to July 2013. Mr. Borisy also serves on the board of directors of Editas Medicine and Revolution Medicines, Inc. From 2007 through 2012, Mr. Borisy served as chairman of FORMA Therapeutics, Inc., a life science company focused on targeting cancers for treatment. In 2000, Mr. Borisy founded CombinatoRx, Inc. (now Epirus Biopharmaceuticals, Inc. (NASDAQ: EPRS)), a drug development company, and served as its chief executive officer and on its board of directors from 2000 to 2009. Mr. Borisy holds an A.B. in chemistry from the University of Chicago, and an A.M. from Harvard University. We believe Mr. Borisy’s detailed knowledge of our Company and long tenure with us, having served as one of our founders, along with his experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry qualifies him to serve on our Board of Directors.

Sandra Horning, M.D. has served as a member of our Board of Directors since 2015. Dr. Horning currently serves as global head, product development and chief medical officer for Roche and Genentech, Inc. (“Genentech”). She joined Roche in late 2009 as global head of oncology product development. She is an emerita professor of medicine (oncology) at Stanford University where she served as a tenured professor, practicing oncologist and investigator for more than two decades. Dr. Horning received B.A. and M.D. degrees at the University of Iowa. She completed a post-doctoral fellowship at Stanford University. Pursuant to the Investor Rights Agreement, Dr. Horning is a Roche Designee. We believe Dr. Horning’s medical experience as an oncologist and experience in the development and commercialization of hematological and oncological pharmaceutical products, qualify her to serve on our Board of Directors.

Evan Jones has served as a member of our Board of Directors since 2013. Since 2007, Mr. Jones has served as managing member of jVen Capital, LLC, a life sciences investment company. He also serves as chairman and chief executive officer of OpGen, Inc., a privately held genetic analysis company. Previously, he co-founded Digene Corporation (“Digene”), a publicly traded biotechnology company focused on women’s health and molecular diagnostic testing that was sold to Qiagen N.V. (NASDAQ: QGEN) in 2007. He served as chairman of Digene’s board of directors from 1995 to 2007, as Digene’s chief executive officer from 1990 to 2006, and as Digene’s president from 1990 to 1999. Mr. Jones served as a member of the board of directors of CAS Medical Systems, Inc. (NASDAQ: CASM), a developer of patient vital signs monitoring products and technologies, from June 2008 to October 2013, and currently serves on the board of directors of Fluidigm Corporation (NASDAQ: FLDM), a technology company that develops, manufactures and markets microfluidic systems in the life science industry focused on analysis of single cells and industrial genomics, since March 2011 and Veracyte, Inc. (NASDAQ: VCYT), a molecular cytology company, since 2008. Mr. Jones received a B.A. from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. Jones’ qualifications to serve on our Board of Directors include his extensive experience in the molecular diagnostic testing industry, including as chief executive officer of a public company focused on molecular diagnostic testing, as well as his service as a board member with other public and private companies.

Daniel O’Day has served as a member of our Board of Directors since 2015. Mr. O’Day currently serves as chief operating officer for Roche’s Pharmaceutical Division and is a member of the Roche corporate executive committee. Mr. O’Day has nearly three decades of operating expertise at Roche having served previously in various executive leadership positions for Roche Pharmaceuticals and Diagnostics. Previously, and most recently, Mr. O’Day served as president and chief executive officer of Roche Molecular Diagnostics USA and subsequently, chief operating officer of Roche Diagnostics Division. He also serves on the board of directors of Roche Pharma (Schweiz) AG, Shanghai Roche Pharmaceuticals Ltd., Genentech, and Chugai Pharmaceutical Co., Ltd. He served on the board of directors of Genentech USA, Inc. from August 2012 to December 2013 and Roche Diagnostics GmbH from January 2010 to November 2012. Mr. O’Day received a B.S. degree in biology from Georgetown University and a master’s degree in business administration from Columbia University. Pursuant to the Investor Rights Agreement, Mr. O’Day is a Roche Designee. We believe that Mr. O’Day is qualified to serve on our Board of Directors based on his extensive leadership experience and service as a board member on numerous domestic and international biotechnology and pharmaceutical public companies.

Michael Pellini, M.D., has served as our Chief Executive Officer and as a member of our Board of Directors since May 2011, and he served as our President from May 2011 until March 2015. Dr. Pellini joined us from Clarient, Inc. (“Clarient”), a General Electric Healthcare Company, where he held the position of president and chief operating officer from April 2008 to April 2011 and served on its board of directors from May 2007 to April 2009. Dr. Pellini served as vice president, life sciences at Safeguard Scientifics, Inc. (NYSE: SFE), a private equity and venture capital firm specializing in expansion financings, growth capital, management buyouts, recapitalizations, industry consolidations, corporate spinouts, growth stage, and early stage financings, from March 2007 to April 2008 and, as part of this role, was detailed to Clarient beginning in July 2007. Dr. Pellini received a B.A. from Boston College, an M.B.A. from Drexel University and an M.D. from Jefferson Medical College, now the Sidney Kimmel Medical College, of Thomas Jefferson University. Dr. Pellini’s qualifications to sit on our Board of Directors include his extensive leadership, executive, managerial, business, and diagnostic company experience, along with his years of industry experience in the development and commercialization of pharmaceutical products.

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David Schenkein, M.D., has served as a member of our Board of Directors since 2010. Dr. Schenkein currently serves as the chief executive officer of Agios Pharmaceuticals, Inc. (NASDAQ: AGIO) (“Agios”), a biopharmaceutical company, a position he has held since August 2009. Prior to joining Agios, Dr. Schenkein was the senior vice president, clinical hematology/oncology at Genentech, where he was responsible for leading the medical and scientific strategies for their bio-oncology portfolio. Prior to joining Genentech, Dr. Schenkein spent 17 years in academic and clinical medicine as an attending physician in hematology/oncology at the Tufts-New England Medical Center, where he was an associate professor and held the position of director of the cancer center. Dr. Schenkein currently serves on the board of directors of bluebird bio, Inc. (NASDAQ: BLUE) and Agios. Dr. Schenkein holds a B.A. in chemistry from Wesleyan University and an M.D. from the State University of New York Upstate Medical School. We believe Dr. Schenkein’s medical experience as an oncologist and extensive background in the biotechnology industry, including his roles at Agios and Genentech, provide a critical contribution to our Board of Directors.

Michael Varney, Ph.D., has served as a member of our Board of Directors since 2015. Dr. Varney currently serves as head of Genentech’s Research and Early Development. He joined Genentech in 2005 and since, he has held various executive roles in small molecule drug discovery and research. Previous to his tenure at Roche/Genentech, Dr. Varney served as vice president, drug discovery for the Global Research and Development organization of Pfizer Inc. (NYSE: PFE). Dr. Varney previously spent over ten years with Agouron Pharmaceuticals, Inc., which was acquired by Pfizer Inc. in 2000, eventually serving as its corporate vice president and head of research. Dr. Varney received a B.S. degree in chemistry from the University of California, Los Angeles and a Ph.D. in organic synthesis from the California Institute of Technology. He completed a post-doctoral research fellowship at Columbia University. Pursuant to the Investor Rights Agreement, Dr. Varney is a Roche Designee. Dr. Varney’s experiences in research and development in large multinational pharmaceutical companies make him a valuable member of our Board of Directors.

Krishna Yeshwant, M.D., has served as a member of our Board of Directors since 2011. Dr. Yeshwant currently serves as a partner at Google Ventures, a venture-capital fund. Dr. Yeshwant has been working with Google Ventures since June 2008. Before joining Google Ventures, in 1996 he founded Stanford Students Consulting, an electronic data interchange company that was acquired by Hewlett-Packard Company (NYSE: HPQ) in 2000. In 2000, he founded Recourse Technologies, Inc., a network security company that was acquired by Symantec Corporation (NASDAQ: SYMC) in 2002. Since 2009, Dr. Yeshwant has also been employed by Partners Healthcare, a not-for-profit health care system, as an Internal Medicine physician at Brigham and Women’s Hospital. Dr. Yeshwant has a B.S. in Computer Science from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from Harvard Business School. We believe Dr. Yeshwant’s medical experience as a physician and experience working with and serving on the boards of directors of life sciences companies and his experience working in the venture capital industry qualifies him to serve on our Board of Directors.

Vote Required and Board of Directors’ Recommendation

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the Annual Meeting. Broker non-votes and proxies marked to withhold authority will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

The Board of Directors recommends that stockholders vote FOR the election of each of the director nominees listed above.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the audit committee of the Board of Directors (the “Audit Committee”), the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

On April 6, 2015, Ernst & Young LLP (“Ernst & Young”) resigned as the Company’s independent registered public accounting firm, and Ernst & Young’s resignation was accepted and approved by the Audit Committee. Ernst & Young performs certain non-audit services for Roche and/or its affiliates, and, as such, it may have ceased to qualify as “independent” from the Company within the meaning of the federal securities laws and the rules and regulations thereunder following the Closing on April 7, 2015. Ernst & Young’s reports on the Company’s financial statements for the years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. In addition, there were no disagreements between the Company and Ernst & Young on accounting principles, financial statements disclosures or audit scope, which, if not resolved to the satisfaction of Ernst & Young, would have caused them to make reference to the disagreement in their reports. During the Company’s two most recent fiscal years ended December 31, 2013 and December 31, 2014 and through April 6, 2015, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

On April 6, 2015, the Audit Committee approved KPMG as the Company’s new independent public accounting firm, subject to KPMG completing its standard client engagement procedures and accepting the engagement, to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2015. KPMG completed its standard client engagement procedures and the engagement became effective on April 10, 2015. During the fiscal years ended December 31, 2013 and December 31, 2014, and through April 6, 2015, the Company did not consult with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K. We expect representatives of each of KPMG and Ernst & Young to be present at the Annual Meeting and available to respond to appropriate questions. Each of KPMG and Ernst & Young will have the opportunity to make a statement if they desire to do so.

In accordance with Instruction 2 to Item 304 of Regulation S-K, we furnished Ernst & Young and KPMG a copy of the disclosures in this Proxy Statement required by Item 304(a) of Regulation S-K prior to the time the Proxy Statement was filed with the SEC. In the event that either Ernst & Young or KPMG believed the disclosures were incorrect or incomplete, they were permitted to express their views in a brief statement to be included in this Proxy Statement. Neither Ernst & Young nor KPMG submitted such a statement.

Ernst & Young Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by Ernst & Young and its affiliates for the fiscal years ended December 31, 2014 and 2013.

	Fiscal 2014	Fiscal 2013
Audit Fees	$523,332	$938,817
Audit-Related Fees	15,000	—
Tax Fees	18,995	19,625
All Other Fees	1,410	—

Total	$558,737	$958,442

Audit Fees. Audit Fees consist of fees billed for professional services performed by Ernst & Young for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements, and related services that are normally provided in connection with registration statements, including the registration statement for our initial public offering. Included in the 2013 Audit Fees is $683,884 of fees billed in connection with our initial public offering.

Audit-Related Fees. Audit Related Fees consist of fees billed by Ernst & Young for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2013.

Tax Fees. Tax Fees consist of fees for professional services, including tax consulting and compliance performed by Ernst & Young.

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All Other Fees.   All Other Fees consist of database subscription fees paid to Ernst & Young. There were no such fees incurred in 2013.

Pre-Approval of Audit and Non-Audit Services

It is the policy of the Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by the Audit Committee.

All Ernst & Young services and fees in the fiscal years ended December 31, 2014 and December 31, 2013 were pre-approved by the Audit Committee. The fees for the year-end audit for the fiscal year ended December 31, 2014 were also approved by the Audit committee.

Vote Required and Board of Directors’ Recommendation

The approval of Proposal 2 requires that a majority of the votes properly cast vote FOR this proposal. Shares that are voted “abstain” will not affect the outcome of this proposal.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
KPMG LLP as our independent registered public accounting firm.

 TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 24, 2015, for: each person known to us to be the beneficial owner of more than five percent of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 34,227,693 shares of our common stock outstanding as of April 24, 2015. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of April 24, 2015, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and address of beneficial owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Roche Holding Ltd(2)	22,040,027	64.4%
FMR LLC(3)	3,223,812	9.4%
Gilder, Gagnon, Howe & Co. LLC(4)	3,044,610	8.9%
Wellington Management Group LLP(5)	1,698,369	5.0%
Named executive officers and directors
Michael Pellini, M.D.(6)	275,406	*
Steven Kafka, Ph.D.(7)	60,935	*
David Daly	—	—
Vincent Miller, M.D.(8)	117,983	*
Alexis Borisy(9)	62,252	*
Sandra Horning, M.D.	—	—
Evan Jones(10)	35,783	*
Daniel O’Day	—	—

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Name and address of beneficial owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
David Schenkein, M.D.(11)	33,522	*
Michael Varney, Ph.D.	—	—
Krishna Yeshwant, M.D.(12)	13,385	—
All directors and executive officers as a group (13 persons)(13)	700,234	2.0%

*	Represents beneficial ownership of less than one percent of outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141.
(2)	Based on a Schedule 13D/A filed by Roche Holding Ltd (“Roche Holding”) and two of its affiliates, Roche Finance Ltd (“Roche Finance”) and Roche Holdings, Inc. (“Holdings”), with the SEC on April 23, 2015, reporting shares held as of April 14, 2015, Roche Holding may be deemed to have beneficial ownership of, and sole voting and dispositive power with respect to (a) 20,604,288 shares directly held by Holdings, and (b) 414,823 shares directly held by Roche Finance. In addition, solely as a result of the Investor Rights Agreement, the reporting persons may be deemed to have beneficial ownership of, and shared voting power for, 192,460 shares held by Google Ventures 2011, L.P. (“Google Ventures”) and 828,456 shares held by Third Rock Ventures LP (“TRV”), based on a Form 3 filing by Google Ventures and a Form 4 filing by TRV on April 16, 2015. The address of Roche is 1 DNA, MS #24, South San Francisco, CA 94080.
(3)	Information regarding FMR LLC (Fidelity Management and Research or “FMR”) is based solely upon an amendment to a Schedule 13G filed by FMR on February 13, 2015 and does not account for any shares that FMR may have tendered that were accepted for purchase by Roche on April 7, 2015. Such Schedule 13G provides that FMR has sole power to vote or direct the vote of 200 shares and the sole dispositive power over 3,223,812 shares. The address of FMR is 245 Summer Street, Boston, MA 02210.
(4)	Information regarding Gilder, Gagnon, Howe & Co. LLC (“Gilder”) is based solely upon an amendment to a Schedule 13G filed by Gilder on February 10, 2015 and does not account for any shares that Gilder may have tendered that were accepted for purchase by Roche on April 7, 2015. Gilder is a broker or dealer registered under the Exchange Act. The shares shown include 2,677,885 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 37,290 shares held in the account of the profit sharing plan of Gilder, and 329,435 shares held in accounts owned by the partners of Gilder and their families. The address of Gilder is 3 Columbus Circle, 26th Floor, New York, NY 10019.
(5)	Information regarding Wellington Management Group LLP (“Wellington Management”) is based solely upon an amendment to a Schedule 13G filed by Wellington Management on February 12, 2015 and does not account for any shares that Wellington Management may have tendered that were accepted for purchase by Roche on April 7, 2015. Such Schedule 13G provides that Wellington Management acts as investment adviser to various separate accounts that own shares of common stock. The shares included in the table consist of (i) 1,475,089 shares over which Wellington Management has shared voting power and (ii) 1,698,369 shares over which Wellington Management has shared dispositive power. In its capacity as an investment adviser, Wellington Management may be deemed to beneficially own 1,698,369 shares of our common stock, which are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of our common stock. The address of Wellington Management is 280 Congress Street, Boston, MA 02210.
(6)	Includes options to purchase 152,346 shares exercisable within 60 days of April 24, 2015.
(7)	Includes (i) options to purchase 60,623 shares exercisable within 60 days of April 24, 2015 and (ii) 312 restricted stock units vesting within 60 days of April 24, 2015.
(8)	Includes (i) options to purchase 67,183 shares exercisable within 60 days of April 24, 2015 and (ii) 781 restricted stock units vesting within 60 days of April 24, 2015.
(9)	Includes options to purchase 13,385 shares exercisable within 60 days of April 24, 2015.

(10)	Includes (i) 9,300 shares held by jVen Capital, LLC and (ii) options to purchase 24,789 shares exercisable within 60 days of April 24, 2015. Mr. Jones is the managing member of jVen Capital, LLC.
(11)	Includes shares held in trusts for the benefit of Dr. Schenkein and certain of his family members. Dr. Schenkein has voting and dispositive power over the shares held by such trusts. Includes options to purchase 17,760 shares exercisable within 60 days of April 24, 2015.
(12)	Includes options to purchase 13,385 shares exercisable within 60 days of April 24, 2015.
(13)	Includes (i) options to purchase 418,214 shares exercisable within 60 days of April 24, 2015 and (ii) 1,093 restricted stock units that will vest within 60 days of April 24, 2015.

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EXECUTIVE OFFICERS

The following table identifies our executive officers and sets forth their current position(s) at Foundation Medicine and their ages as of April 24, 2015.

Name	Age	Position
Michael Pellini, M.D.	49	Chief Executive Officer and Director
Steven Kafka, Ph.D.	45	President and Chief Operating Officer
David Daly	53	Chief Commercial Officer
Robert Hesslein, J.D.	62	Senior Vice President and General Counsel
Vincent Miller, M.D.	53	Chief Medical Officer
Jason Ryan	41	Chief Financial Officer

You should refer to “Proposal 1: Election of Directors” above for information about our Chief Executive Officer, Michael Pellini, M.D. Biographical information for our other executive officers, as of April 24, 2015, is set forth below.

Steven Kafka, Ph.D., has served as our President and Chief Operating Officer since March 2015, as our Chief Operating Officer from May 2013 to March 2015, and as our Chief Business Officer from January 2013 to May 2013. Dr. Kafka was previously chief operating officer and chief financial officer at Aileron Therapeutics Inc. (“Aileron”), a biopharmaceutical company based in Cambridge, Massachusetts from September 2009 to October 2012. Before Aileron, from September 2006 to September 2009, Dr. Kafka was vice president of finance at Infinity Pharmaceuticals, Inc. (NASDAQ: INFI), a drug discovery and development company. Dr. Kafka earned his B.A. from Stanford University and his Ph.D. from Harvard University.

David Daly joined us in December 2014 and serves as our Chief Commercial Officer. Prior to joining Foundation Medicine, from March 2014 to December 2014 he served as vice president, commercial operations for the Anatomic Pathology Division at Thermo Fisher Scientific (NYSE:TMO), a life sciences research and diagnostics company. Prior to its acquisition by Thermo Fisher Scientific, from June 2012 to March 2014 Mr. Daly served as head of oncology, medical sciences at Life Technologies, a commercial clinical diagnostics company. Prior to Life Technologies, from May 2009 to June 2012, Mr. Daly served as chief commercial officer for Clarient, an anatomic pathology company, that was later acquired by GE Healthcare. Mr. Daly also served as vice president of commercial operations at Clarient from February 2008 to May 2009. Mr. Daly was also vice president of sales and marketing from February 2006 to February 2008 and vice president of sales from February 2005 to February 2006 at Clarient. In addition, Mr. Daly also served in various sales and marketing leadership roles in molecular diagnostics, hematology, and laboratory automation with Roche Diagnostics and Abbott Laboratories. Mr. Daly holds B.A. and M.A. degrees in economics from the University of California, Irvine and Santa Barbara, respectively

Robert Hesslein, J.D., has served as our Senior Vice President and General Counsel since May 2012. Mr. Hesslein was previously senior vice president and deputy general counsel at Genzyme Corporation (“Genzyme”), a biotechnology company based in Cambridge, Massachusetts, which is now a wholly-owned subsidiary of Sanofi (NYSE: SNY), from 1996 to 2012. Before Genzyme, from 1990 to 1996, Mr. Hesslein was a second vice president and counsel at The New England, a mutual life insurance company. From 1978 to 1990, Mr. Hesslein was an associate and subsequently a partner at Csaplar & Bok, a Boston law firm. Mr. Hesslein earned his B.A. from Yale University and his J.D. from The Cornell Law School.

Vincent Miller, M.D., was appointed to serve as our Chief Medical Officer on July 2013. He joined us in October 2011 and served as our Senior Vice President, Clinical Development between then and July 2013. Dr. Miller served between July 1991 and October 2011 as an attending physician, and Dr. Miller has served since November 2011 to the present as a consulting physician, at Memorial Sloan-Kettering Cancer Center. Dr. Miller earned his B.A. from the University of Pennsylvania and his M.D. from the University of Medicine and Dentistry of New Jersey in Newark.

Jason Ryan has served as our Chief Financial Officer since March 2015, as our Senior Vice President, Finance from January 2014 to March 2015, and as our Vice President, Finance from March 2012 to January 2014. He previously served as our Senior Director, Finance from May 2011 to March 2012. Prior to joining us, Mr. Ryan led the finance and strategic planning functions of Taligen Therapeutics, Inc., which was acquired by Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN), from May 2009 to April 2011, Codon Devices Inc. from May 2007 to May 2009, and Genomics Collaborative, Inc., which was acquired by SeraCare Life Sciences, Inc. (NASDAQ: SRLS), from September 1998 to September 2004. He began his career at Deloitte & Touche. Mr. Ryan holds a B.S. in economics from Bates College and an M.B.A. from Babson College, and earned a C.P.A. in Massachusetts.

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RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

We have adopted a written policy that transactions with directors, officers and holders of 5% or more of our voting securities and their affiliates, or each, a related party, must be approved by the Audit Committee or another independent body of our Board of Directors. All related party transactions shall be disclosed in our applicable filings with the SEC as required under SEC rules.

Transactions with Related Persons

Based on a review of the transactions and arrangements between us and any related person or related person affiliate, we describe below the transactions or arrangements during the year ended December 31, 2014 in which any related person or related person affiliate has a direct or indirect material interest and the amount involved exceeds $120,000.

Biopharmaceutical Relationship with Roche. In September 2012, we entered into a collaboration agreement with F. Hoffmann-La Roche Ltd (“Roche Basel”) in the ordinary course pursuant to which the parties agreed to exchange information relating to biomarker development for cancer testing. We recognized revenue in the amount of $661,000 for the fiscal year ended December 31, 2014 under this agreement. The agreement automatically renews on December 31st of each year unless one party notifies the other of its intent not to renew by November 30th of such year and contains customary confidentiality, indemnification and assignment provisions.

In March 2014, we entered into an agreement for specialty laboratory services with Roche Basel in the ordinary course pursuant to which we have performed a certain number of tests utilizing our molecular information platform as specified in the work order attached to the agreement. We recognized revenue in the amount of $198,000 for the fiscal year ended December 31, 2014 under this agreement in consideration of certain comprehensive genomic profiling services provided by us to Roche Basel. Any payments for services are made pursuant to invoices that we submit to Roche Basel. The agreement terminates at the later of February 2015 and the completion of all services provided pursuant to the work order, and contains customary confidentiality, indemnification, insurance and assignment provisions.

Roche Basel is an affiliate of Roche Holding, which together with its affiliated entities, beneficially owns more than 5% of our voting securities. In addition, each of the Roche Designees, who are members of our Board of Directors, are employees of Roche Basel or an affiliate of Roche Basel. None of the fees paid under either of these agreements are paid directly or indirectly to a Roche Designee.

Strategic Collaboration with Roche. Pursuant to the Transaction Agreement, on February 2, 2015, Roche commenced a tender offer to purchase up to 15,604,288 Shares at a purchase price of $50.00 per Share. In connection with the Closing, Roche acquired 15,604,288 Shares for aggregate consideration of approximately $780.2 million and completed its primary investment in the Company of $250 million in cash to purchase 5,000,000 newly issued Shares at a price of $50.00 per Share.

In connection with the Investment, we also entered into a broad, strategic collaboration with Roche and certain of its affiliates in the field of molecular information and genomic analysis. These transactions include a research and development collaboration, a U.S. educational support collaboration, an ex-U.S. commercial collaboration and a binding term sheet for an in vitro diagnostic product development collaboration, as well as a tax sharing agreement and the Investor Rights Agreement described in more detail above.

Pursuant to the research and development collaboration, the Company and Roche will collaborate on multiple programs related to the use and development of products and services for use in molecular information, immunotherapy, circulating tumor DNA, and companion diagnostics. Under the molecular information platform program, Roche will pay the Company a guaranteed $85 million over five years for the molecular genomic profiling of a minimum number of cancer samples and to access the Company’s molecular information database. Roche will also pay the Company up to approximately $74 million for the currently contemplated scope of activities related to the immunotherapy testing platform program, the circulating tumor DNA platform program and the companion diagnostics platform program. In addition, Roche may purchase the Company’s products and services used in connection with the programs under the research and development collaboration.

Pursuant to the U.S. educational support collaboration, the Company and Genentech, a wholly-owned subsidiary of Roche, will jointly conduct an education support program for healthcare professionals in the United States regarding the use of next-generation sequencing and comprehensive genomic profiling technology. Genentech will develop education materials based upon information related to comprehensive genomic profiling provided by the Company, and the Company and Genentech will share the costs related to the development of such materials.

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Pursuant to the Ex-U.S. commercial collaboration, Roche will have the right to commercialize the Company’s existing clinical diagnostic testing products, including FoundationOne and FoundationOne Heme, any clinical diagnostic products developed under the research and development collaboration and any other products upon mutual agreement. Beginning April 7, 2016, Roche will have the exclusive right to commercialize such products worldwide, excluding the United States and any countries Roche elects to exclude. Roche will pay the Company agreed upon royalties and commercial milestones.

Pursuant to the in vitro diagnostic product development collaboration, the Company and Roche have agreed to use commercially reasonable efforts to negotiate and enter into a definitive agreement by April 7, 2016 regarding a non-exclusive collaboration to develop and commercialize in vitro diagnostic versions of certain existing Company products, including FoundationOne and FoundationOne Heme, and future Company products, including those developed under the research and development collaboration. The binding term sheet will control this relationship between the parties until it is terminated by the mutual agreement of the parties or the parties enter into a definitive agreement with respect to the matters contained therein.

Pursuant to the tax sharing agreement, the Company and Roche have agreed to make payments such that the net amount paid by the Company on account of Roche’s consolidated, combined or unitary taxes in respect of certain state and local tax jurisdictions generally will be approximately as though the Company were not related to Roche by stock ownership and had filed separate, stand-alone income tax returns in such jurisdictions either on a stand-alone basis or as the common parent of a group of corporations, rather than as a consolidated subsidiary of Roche. The Company will not be included in Roche’s consolidated group for federal income tax purposes as a result of the Investment.

Biopharmaceutical Relationship with Agios. In February 2013, we entered into a master services agreement with Agios in the ordinary course pursuant to which we have performed tests utilizing our molecular information platform when ordered by Agios, and which agreement was amended in February 2015. We recognized revenue in the amount of $641,000 for the fiscal year ended December 31, 2014 under the agreement. In the event Agios elects to retain our services for a particular project, Agios submits a specific work order for the applicable project, with a payment schedule for such project included in the work order. In the event we are asked to perform services beyond what is included in the applicable work order, the additional services and the corresponding compensation provided by Agios must be mutually agreed upon by the parties in writing prior to the provision of such services or our obligation to provide such services. Any payments for services are made pursuant to invoices that we submit to Agios. The agreement terminates at the later of February 28, 2017 and the completion of all services provided pursuant to outstanding work orders. We may terminate the agreement in the event Agios fails to pay a disputed invoice, following a negotiation between the parties in good faith. The agreement also contains customary confidentiality, indemnification, insurance and assignment provisions. David Schenkein, M.D., a member of our Board of Directors, is the chief executive officer of Agios. These fees will be paid by Agios in consideration of certain sequencing and related consulting services provided by us to Agios. Under the master services agreement, none of these fees will be paid directly or indirectly to Dr. Schenkein.

Employment Agreements. We have entered into employment agreements with certain of our executive officers. See the “Executive Compensation” section for further details.

Indemnification Agreements with Executive Officers and Directors. We have entered into an indemnification agreement with each of our directors and executive officers. These indemnification agreements and our certificate of incorporation and our By-laws indemnify each of our directors and officers to the fullest extent permitted by the DGCL. See the “Director Compensation—Limitation of Liability and Indemnification Agreements” section for further details.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, Alexis Borisy, Brook Byers and Krishna Yeshwant served as members of our compensation committee. None of these individuals was at any time during the fiscal year ended December 31, 2014 one of our officers or employees or had any relationship requiring disclosure under Item 404 of Regulation S-K, and none was a former officer of the Company, other than Alexis Borisy, who served as our chief executive officer until May 2011. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors and persons who beneficially own more than 10% of our outstanding common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during the fiscal year ended December 31, 2014, we believe that all Reporting Persons complied with all Section 16(a) reporting requirements with the exception of Mr. Ryan, who filed a Form 4 on June 12, 2014 that was due on June 11, 2014.

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CORPORATE GOVERNANCE

Board and Committee Matters

Board Leadership and Independence. Rule 5605(b)(1) of The Nasdaq Stock Market Rules (the “NASDAQ Rules”) requires that a majority of the members of the Board of Directors be independent in that they are not officers or employees of the Company and are free of any relationship that would interfere with the exercise of their independent judgment. Our Board of Directors has determined that Alexis Borisy, Evan Jones, David Schenkein and Krishna Yeshwant are independent directors in accordance with applicable NASDAQ listing standards, while Daniel O’Day, Michael Pellini, Sandra Horning and Michael Varney are not independent in accordance with applicable NASDAQ listing standards. As a result, currently the majority of the directors on our Board are not independent under the criteria for independence established under the applicable NASDAQ listing standards. Since Roche holds more than 50% of the voting power of Foundation Medicine, we have currently elected to rely on NASDAQ Rule 5615(c)(2), which provides an exemption from the Rule 5605(b)(1) requirement that a majority of the directors be independent if the Company is considered a “controlled company.” Once a ninth member of our Board is elected as an independent director to the existing vacancy, we anticipate that a majority of the directors on our Board will be independent under the criteria for independence established under the applicable NASDAQ listing standards, and we will no longer need to rely on the “controlled company” exemption.

The positions of our Chairman of the board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the board to lead the Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Our Board of Directors believes its administration of its risk oversight function has not affected its leadership structure. Although our By-laws do not require our Chairman and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us at this time.

Board Meetings and Committees. Our Board of Directors held fourteen meetings during 2014. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2014, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Continuing directors and nominees for election as directors in a given year are encouraged to attend the annual meeting of stockholders. All directors serving on the Board as of our 2014 annual meeting of stockholders attended that meeting.

Stockholder Communications. Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of the Chair, Nominating and Corporate Governance Committee. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

During 2014, our Board of Directors had standing audit, compensation and nominating and corporate governance committees. The three Roche Designees will have observation rights with respect to each of these Board committees, which rights include (a) the provision with all notices of meetings, consents, minutes and other written materials that are provided to the directors serving on the applicable committee at the same time as such materials are provided to such directors and (b) the right to attend all meetings of the applicable Board committee.

Audit Committee.

Evan Jones, David Schenkein and Krishna Yeshwant currently serve on the Audit Committee, which is chaired by Evan Jones. Our Board of Directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable NASDAQ Rules. Our Board of Directors has designated Evan Jones as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;

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•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•	recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;
•	overseeing our compliance with applicable legal and regulatory requirements;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

The Audit Committee held eight meetings during 2014. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee charter is available in the “Investors & Press—Corporate Governance” section of our website at www.foundationmedicine.com.

A Roche Designee will have observation rights with respect to the Audit Committee pursuant to the terms of the Investor Rights Agreement.

Compensation Committee.

Alexis Borisy, Evan Jones and Krishna Yeshwant currently serve on the compensation committee, which is chaired by Alexis Borisy. Our Board of Directors has determined that each of Alexis Borisy, Evan Jones and Krishna Yeshwant is “independent” as that term is defined in the applicable NASDAQ Rules. The compensation committee’s responsibilities include:

•	annually reviewing and recommending to our Board of Directors corporate goals and objectives, and determination of the achievement thereof, relevant to the compensation of our Chief Executive Officer and other executive officers;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and recommending to our Board of Directors the compensation of our Chief Executive Officer;
•	determining, or reviewing and recommending to our Board of Directors for approval, the compensation of our other executive officers;
•	reviewing and establishing our overall management compensation philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Rules;
•	retaining and approving the compensation of any compensation advisors;

•	reviewing and approving, or reviewing and recommending to our Board of Directors for approval, our policies and procedures for the grant of equity-based awards;
•	determining or reviewing and making recommendations to our Board of Directors with respect to director compensation;
•	preparing the compensation committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing and discussing with management the compensation disclosure to be included in our annual proxy statement or Annual Report on Form 10-K; and
•	reviewing and discussing with our Board of Directors corporate succession plans for the Chief Executive Officer and other key officers.

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The compensation committee held ten meetings during 2014. The compensation committee operates under a written charter adopted by the Board, which is available in the “Investors & Press—Corporate Governance” section of our website at www.foundationmedicine.com.

A Roche Designee will have observation rights with respect to the compensation committee pursuant to the terms of the Investor Rights Agreement.

Nominating and Corporate Governance Committee.

Alexis Borisy and Krishna Yeshwant currently serve on the nominating and corporate governance committee, which is chaired by Mr. Borisy. Our Board of Directors has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable NASDAQ Rules. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to our Board of Directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to our Board of Directors a set of corporate governance guidelines; and
•	overseeing the evaluation of our Board of Directors and management.

The nominating and corporate governance committee held three meetings during 2014. The nominating and corporate governance committee operates under a written charter adopted by the Board, which is available in the “Investors & Press—Corporate Governance” section of our website at www.foundationmedicine.com.

One or more Roche Designees will have observation rights with respect to the nominating and corporate governance committee pursuant to the terms of the Investor Rights Agreement.

The nominating and corporate governance committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the committee as a nominee for director should follow the procedures described in the written charter of the nominating and corporate governance committee under the section entitled, “Nominating Committee Activities – Selection of New Directors.”

Risk Oversight. Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also oversees the management of our risk that falls within the applicable committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the Audit Committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, the Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. The Audit Committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and updates to such risks, and reports to our Board of Directors regarding these activities.

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Audit Committee Report

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee operates under a written charter approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of our financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of our independent registered public accounting firm, including reviewing their independence; reviewing and approving the planned scope of our annual audit; reviewing and pre-approving any non-audit services that may be performed by our independent registered public accounting firm; the oversight of our internal audit function; reviewing with management and our independent registered public accounting firm the adequacy of internal financial controls; and reviewing our critical accounting policies and estimates and the application of accounting principles generally accepted in the United States of America.

 The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2014, with management. The Audit Committee discussed with Ernst & Young, our independent registered public accounting firm for the fiscal year ended December 31, 2014 the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) AU380, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young, Ernst & Young’s independence.

The Audit Committee considered any fees paid to Ernst & Young for the provision of non-audit related services for the fiscal year ended December 31, 2014 and does not believe that these fees compromise Ernst & Young’s independence in performing the audit.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Evan Jones

David Schenkein, M.D.

Krishna Yeshwant, M.D.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer. A copy of the Code of Business Conduct and Ethics is available in the “Investors & Press—Corporate Governance” section of our website at www.foundationmedicine.com. A printed copy of these documents will be made available upon request. Any amendments to the Code of Business Conduct and Ethics, and any waivers thereto involving our executive officers, also will be available on our corporate website.

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EXECUTIVE COMPENSATION

Overview

Our compensation programs are designed to:

•	attract and retain individuals with superior ability and managerial experience;
•	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our chief executive officer. The compensation committee considers recommendations from our chief executive officer regarding the compensation of our executive officers other than himself. Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions and has hired Radford, an Aon Hewitt company, to provide these services.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation in the form of restricted common stock, restricted stock units and stock options and broad-based benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The compensation committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Equity Compensation Plans

The following table sets forth information as of December 31, 2014 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2010 Stock Incentive Plan, the 2013 Stock Option and Incentive Plan and our 2013 Employee Stock Purchase Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	3,011,638	(1)	10.82	2,164,058	(2)
Equity compensation plans not approved by security holders	N/A		N/A	N/A
Total	3,011,638		10.82	2,164,058

(1)	Includes 2,792,021 shares of common stock issuable upon the exercise of outstanding options and 219,617 shares of common stock issuable upon release of outstanding restricted stock units. Does not include shares of restricted stock as they have been reflected in our total shares outstanding.
(2)	Includes 1,375,555 shares available for grant under the 2013 Stock Incentive Plan and 788,503 shares available for grants under the 2013 Employee Stock Purchase Plan.

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Summary Compensation Table—2014 and 2013 Fiscal Years

The following table presents information regarding the total compensation awarded to, earned by, and paid during the fiscal years ended December 31, 2014 and 2013, respectively, to our chief executive officer, our president and the two most highly-compensated executive officers (other than our chief executive officer and our president) who were serving as executive officers at the end of the year ended December 31, 2014. These individuals are our named executive officers for 2014.

Name and principal position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Michael Pellini, M.D.	2014	415,957	—		—	—	167,622	(2)	36,093	(3)	619,672
Chief Executive Officer	2013	403,887	—		—	606,326	195,288		75,850		1,281,351

Steven Kafka, Ph.D	2014	357,835	—		149,700	183,378	158,620	(2)	—		849,533
President and Chief Operating Officer	2013	336,825	—		—	657,544	133,000		—		1,127,369

David Daly (4)	2014	25,577	25,000	(5)	556,000	983,484	—		2,207		1,592,268
Chief Commercial Officer

Vincent Miller, M.D.	2014	357,923	—		374,250	458,444	131,561	(2)	48,190	(6)	1,370,368
Chief Medical Officer	2013	342,537	—		—	86,618	128,883		55,390		613,428

(1)	Amounts reflect the grant date fair value of restricted stock units and option awards granted in 2014 and 2013 in accordance with Accounting Standards Codification Topic 718. For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note 8, “Stockholders’ Equity (Deficit),” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference herein. These amounts do not correspond to the actual value that will be recognized by the named executive officers.
(2)	Represents amounts earned in 2014, which were paid in April 2015, under our bonus program based upon achievement of Company, department and individual performance goals and other factors deemed relevant by our Board of Directors and compensation committee. The 2014 annual performance bonuses for each of our named executive officers was based 50% on the achievement of Company objectives, 25% on the achievement of department objectives and 25% on individual performance. Our Board of Directors determined that we met 100% of our Company objectives in 2014 and that Dr. Pellini’s individual performance entitled him to receive approximately 100% of his target bonus amount. Our Board of Directors further determined that in combination with department and individual performance, Dr. Kafka was entitled to approximately 120% and Dr. Miller was entitled to approximately 120% of their target bonus amounts.
(3)	Pursuant to the terms of his employment agreement, Dr. Pellini is entitled to living expense assistance in connection with his commuting to our principal executive offices in Cambridge, Massachusetts. This amount includes $11,884 in the tax gross-up paid for such expenses, for (i) reimbursed airline travel expenses between Dr. Pellini’s principal residence and Boston, and reimbursed expenses for parking, transportation and related travel incidentals, and (ii) one-third of the aggregate costs related to a corporate apartment in Cambridge, Massachusetts utilized by Dr. Pellini and two other executives.
(4)	Mr. Daly joined the Company in December 2014. His annualized base salary is $350,000.
(5)	Amount represents Mr. Daly’s signing bonus.
(6)	Pursuant to the terms of his employment agreement, Dr. Miller is entitled to living expense assistance in connection with his commuting to our principal executive offices in Cambridge, Massachusetts. This amount includes $14,420 in the tax gross-up paid for such expenses, for (i) reimbursed expenses for airline travel, parking, transportation and related travel incidentals, and (ii) one-third of the aggregate costs related to a corporate apartment in Cambridge, Massachusetts utilized by Dr. Miller and two other executives.

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Employment Agreements with Our Named Executive Officers

We have entered into an employment agreement with each of the named executive officers. These employment agreements provide for “at will” employment.

Michael Pellini, M.D. On September 9, 2013, we entered into an amended and restated employment agreement with Dr. Pellini for the position of President and Chief Executive Officer. In March 2015, in connection with the appointment of Dr. Kafka as President, Dr. Pellini was confirmed as Chief Executive Officer. As of April 24, 2015, Dr. Pellini received a base salary of $500,771, which is subject to review and adjustment in accordance with our corporate policy. Dr. Pellini is also eligible for an annual bonus with a target amount of up to 40% of his base salary. The amount of such bonus will be determined by the compensation committee annually based upon individual and/or our achievement of certain measurable goals established by the compensation committee after discussion with Dr. Pellini. Dr. Pellini is eligible to participate in employee benefit plans generally available to our executive employees, subject to the terms of those plans. Dr. Pellini is entitled to living and travel expense assistance in connection with his commuting to our principal executive offices in Cambridge, Massachusetts. We provide annual living expense assistance to Dr. Pellini in an amount up to $50,000. All commuting expense assistance amounts are grossed up for applicable state and federal taxes. Dr. Pellini’s agreement also provides that we will make a “gross-up” payment to make him whole in the event that he is subject to the golden parachute excise tax in connection with a change in control.

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Steven Kafka, Ph.D. On May 21, 2013, we entered into an employment agreement with Dr. Kafka for the position of Chief Operating Officer, which was amended on September 10, 2013. In March 2015, Dr. Kafka was promoted to the position of President and Chief Operating Officer. As of April 24, 2015, Dr. Kafka received a base salary of $400,876, which is subject to review and adjustment in accordance with our corporate policy. Dr. Kafka is also eligible for an annual bonus with a target amount of up to 40% of his base salary, payable at the discretion of the compensation committee based on its assessment of our performance and Dr. Kafka’s performance against goals established by the compensation committee. Dr. Kafka is eligible to participate in employee benefit plans generally available to our full-time employees, subject to the terms of those plans.

David Daly. On December 5, 2014 we entered into an employment agreement with Mr. Daly for the position of Chief Commercial Officer. As of April 24, 2015, Mr. Daly received a base salary of $350,000, which is subject to review and adjustment in accordance with our corporate policy. Mr. Daly is also eligible for an annual bonus with a target amount of up to 40% of his base salary, payable at the discretion of the compensation committee based on its assessment of our performance and Mr. Daly’s performance against goals established by the compensation committee. Mr. Daly is eligible to participate in employee benefit plans generally available to our full-time employees, subject to the terms of those plans. Mr. Daly is entitled to living and travel expense assistance in connection with his commuting to our principal executive offices in Cambridge, Massachusetts. We provide annual living expense assistance to Mr. Daly in an amount up to $35,000. All commuting expense assistance amounts are grossed up for applicable state and federal taxes. Pursuant to the terms of his employment agreement, Mr. Daly received (a) a one-time signing bonus of $25,000, (b) an option to purchase 75,000 shares of the Company’s common stock and 25,000 restricted stock units, each of which is subject to time-based vesting conditions, and (c) an option to purchase 75,000 shares of the Company’s common stock, which vests upon meeting certain performance-based vesting conditions.

Vincent Miller, M.D. On August 1, 2011, we entered into an employment agreement with Dr. Miller for the position of Senior Vice President, Clinical Development, which was amended on March 7, 2013 and September 10, 2013. In July 2013, Dr. Miller was promoted to the position of our Chief Medical Officer. As of April 24, 2015, Dr. Miller received a base salary of $385,852, which is subject to review and adjustment at the discretion of the compensation committee. Dr. Miller is also eligible for an annual bonus with a target amount of up to 35% of his base salary, payable at the discretion of the compensation committee based on its assessment of our performance and Dr. Miller’s performance against goals established by the compensation committee. Dr. Miller is entitled to living and travel expense assistance in connection with his commuting to our principal executive offices in Cambridge, Massachusetts. We provide annual living expense assistance to Dr. Miller in an amount up to $35,000. All commuting expense assistance amounts are grossed up for applicable state and federal taxes. Dr. Miller is eligible to participate in employee benefit plans generally available to our full-time employees, subject to the terms of those plans.

The employment agreements with Drs. Pellini, Kafka and Miller and Mr. Daly provide for certain payments and benefits in the event of an involuntary termination of employment. In addition, each of Drs. Pellini, Kafka and Miller and Mr. Daly are entitled to accelerated vesting of certain outstanding and unvested equity awards held by them in certain circumstances. The information below describes certain compensation and equity acceleration that may become payable as a result of certain events. These payments and benefits are in addition to benefits available generally to salaried employees, including distributions under our 401(k) plan, accrued benefits under our health and welfare plans and arrangements, and accrued vacation pay. Outstanding equity awards for the named executive officers as of December 31, 2014 are set forth under “Outstanding Equity Awards at Fiscal Year-End Table—2014.”

Involuntary Termination of Employment and Change of Control

Pursuant to his employment agreement, Dr. Pellini is eligible to receive certain payments and benefits in the event his employment is terminated by us without “cause” (as defined in his employment agreement) or he terminates his employment with “good reason” (as defined in his employment agreement). Pursuant to his employment agreement, each of Drs. Kafka and Miller and Mr. Daly is eligible to receive certain payments and benefits in the event his employment is terminated by us without “cause” (as defined in the pertinent employment agreement) or in the event that, following a change of control, he terminates his respective employment with “good reason” (as defined in the respective employment agreement).

 Dr. Pellini is eligible to receive 18 months of base salary continuation, a pro-rated target bonus and 18 months of COBRA medical benefits continuation paid by us in the event of a termination by us without cause or by Dr. Pellini for good reason, provided that he executes and does not revoke a release agreement. Dr. Miller is eligible to receive 12 months of base salary continuation, a pro-rated target bonus and 12 months of COBRA medical benefits continuation paid by us in the event of a termination by us without cause or by Dr. Miller for good reason, provided that he executes and does not revoke a release agreement. In addition, the options and restricted stock held by Dr. Pellini and Dr. Miller that would have become vested in the 12-month period following termination of employment would become vested. Dr. Kafka and Mr. Daly are each eligible to receive 12 months of base salary continuation (but subject to offset by compensation earned during the severance period) and up to 12 months of COBRA medical benefits continuation subsidized by us in the event of a termination by us without cause or, following a change of control, by him for good reason, provided that he executes, does not revoke and fully complies with a separation agreement that includes a general release of us and our affiliates.

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In addition to the previously described severance provisions, pursuant to the terms of his employment agreement and the option and restricted stock agreements with Dr. Pellini, in the event of a change in control, 100% of the unvested portion of his options and restricted stock would immediately become vested. Upon the Closing, 100% of the unvested portion of Dr. Pellini’s outstanding options and restricted stock granted prior to the Closing immediately became vested. Pursuant to the employment agreements with Drs. Kafka and Miller and Mr. Daly, in the event of a termination by us without cause, or by the officer for good reason, in each case within 18 months following a change in control, 100% of the unvested portion of each of their options and restricted stock units would immediately become vested. The Closing qualified as a change in control under the employment agreements with each of Drs. Kafka and Miller and Mr. Daly. To ensure that our executives continue to be protected against the loss of their positions or the anticipated benefits of their long-term incentive compensation arrangements following a subsequent change in control, we plan to enter into amendments to their employment agreements to specifically provide that any subsequent buyout by Roche, a sale of Roche’s shares to another third party or other acquisitions or actions by Roche also would constitute a “change in control.”

Outstanding Equity Awards at Fiscal Year-End Table—2014

The following table summarizes, for each of the named executive officers, the number of shares of common stock underlying outstanding stock options and stock awards held as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date		Numberof Shares That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Michael Pellini, M.D.(2)							51,563	(3)	1,145,730
	134,265	13,893	(4)	0.84	1	/10/2022
	67,200	30,548	(5)	0.84	3	/27/2022
	38,276	49,224	(6)	4.16	3	/07/2023
	16,406	71,094	(7)	7.12	5	/21/2023
Steven Kafka, Ph.D							4,064	(8)	90,302
	25,656	77,344	(9)	4.16	3	/07/2023
	5,467	7,033	(10)	4.16	3	/07/2023
	23,438	39,062	(11)	7.12	5	/22/2023
	1,875	8,125	(12)	29.94	4	/09/2024
David Daly							25,000	(13)	556,000
	—	75,000	(14)	22.24	12	/05/2024

Vincent Miller, M.D.							44,538	(15)	989,634
	7,813	17,187	(16)	0.84	1	/10/2022
	14,058	10,942	(17)	0.84	1	/10/2022
	5,467	7,033	(18)	4.16	3	/07/2023
	2,344	10,156	(7)	7.12	5	/21/2023
	4,686	20,314	(12)	29.94	4	/09/2024

(1)	Based on a price of $22.22 per share, which was the closing price per share of our common stock as reported by The NASDAQ Global Select Market on December 31, 2014.
(2)	Upon the Closing, all of the unvested portion of Dr. Pellini’s outstanding option and restricted stock awards accelerated and became 100% vested and exercisable.
(3)	Pursuant to the terms of Dr. Pellini’s restricted stock agreement, the remaining unvested shares will vest in equal quarterly installments through May 9, 2015.
(4)	Represents options to purchase shares of our common stock granted on January 10, 2012. The shares underlying these options vest 25% after one year and then in equal quarterly installments through May 9, 2015.
(5)	Represents options to purchase shares of our common stock granted on March 27, 2012. The shares underlying these options vest 25% after one year and then in equal quarterly installments through March 27, 2016.
(6)	Represents options to purchase shares of our common stock granted on March 7, 2013. The shares underlying these options vest in equal quarterly installments over four years through March 7, 2017.
(7)	Represents options to purchase shares of our common stock granted on May 21, 2013. The shares underlying these options vest in equal quarterly installments over four years through January 1, 2018.

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(8)	Represents restricted stock units granted on April 9, 2014, which vest in equal quarterly installments over four years through March 31, 2018.
(9)	Represents options to purchase shares of our common stock granted on March 7, 2013. The shares underlying these options vest in equal quarterly installments through January 2, 2017.
(10)	Represents options to purchase shares of our common stock granted on March 7, 2013. The shares underlying these options vest in equal quarterly installments through March 7, 2017.
(11)	Represents options to purchase shares of our common stock granted on May 22, 2013. The shares underlying these options vest in equal quarterly installments through May 22, 2017.
(12)	Represents options to purchase shares of our common stock granted on April 9, 2014. The shares underlying these options vest in equal quarterly installments through March 31, 2018.
(13)	Represents restricted stock units granted December 5, 2014 which vest 25% on November 30, 2015 and then in equal quarterly installments through November 30, 2018.
(14)	Represents options to purchase shares of our common stock granted on December 5, 2014 which vest 25% on November 30, 2015 and then in equal quarterly installments through November 30, 2018.
(15)	Pursuant to the terms of Dr. Miller’s restricted stock agreement, the remaining unvested shares will vest in equal quarterly installments through October 15, 2015. Includes 10,157 restricted stock units granted on April 9, 2014, which vest in equal quarterly installments over four years through March 31, 2018.
(16)	Represents options to purchase shares of our common stock granted on January 10, 2012. The shares underlying these options vest in equal quarterly installments beginning December 31, 2013 through September 30, 2016.
(17)	Represents options to purchase shares of our common stock granted on January 10, 2012. The shares underlying these options vest in equal quarterly installments over beginning December 31, 2012 through September 30, 2016.
(18)	Represents options to purchase shares of our common stock granted on March 7, 2013. The shares underlying these options vest in equal quarterly installments over four years through March 7, 2017.

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Compensation Committee Report

The information contained in this report shall not be deemed to be (1) ”soliciting material,” (2) ”filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The compensation committee reviewed and discussed the disclosure included in the Executive Compensation section of this Proxy Statement with management. Based on the review and discussions, the compensation committee recommended to the Board of Directors that the disclosure included in the Executive Compensation section be included in this Proxy Statement for the year ended December 31, 2014, for filing with the SEC.

THE COMPENSATION COMMITTEE

Alexis Borisy
Evan Jones
Krishna Yeshwant, M.D.

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DIRECTOR COMPENSATION

The following table presents the total compensation for each person who served as a member of our Board of Directors during 2014, other than Dr. Pellini. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our Board of Directors in 2014. Dr. Pellini, who is also our Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Dr. Pellini as our Chief Executive Officer during 2014 is presented in “Summary Compensation Table—2014 and 2013.” The three Roche Designees, Drs. Horning and Varney and Mr. O’Day, will not receive cash or equity compensation for their service as directors because they are employees of Roche or its other affiliates.

Director Compensation Table—2014

Director name	Fees earned or paid in cash ($)	Option awards ($)(1)	All other compensation ($)	Total ($)
Alexis Borisy	120,000	170,375	—	290,375
Brook Byers(2)	70,000	170,375	—	240,375
Mark Levin(3)	22,500	—	—	22,500
Evan Jones	75,000	170,375	—	245,375
David Schenkein, M.D.	90,000	170,375	—	260,375
Krishna Yeshwant, M.D.	47,500	170,375	—	217,875

(1)	These amounts are based on the grant date fair value of director stock option awards in 2014 in accordance with FASB ASC 718-10, excluding the impact of forfeitures. These amounts do not represent the actual amounts paid to or realized by directors for these awards during the year ended December 31, 2014. As of December 31, 2014, our non-employee directors held options to purchase shares of our common stock that had been granted by us as director compensation representing the following number of shares of our common stock: Mr. Borisy—options to purchase 13,385 shares; Mr. Byers—options to purchase 13,385 shares; Mr. Jones—options to purchase 34,635 shares; Dr. Schenkein—options to purchase 22,135 shares; and Dr. Yeshwant—options to purchase 13,385 shares.
(2)	Mr. Byers resigned from our Board of Directors in April 2015.
(3)	Mr. Levin did not stand for re-election to the Board of Directors in June 2014.

Our Board of Directors has adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors will be paid cash compensation as set forth below:

Annual Retainer ($)
Board of Directors:
All non-employee members	35,000
Additional retainer for Board Chairperson	50,000

Audit Committee:
Chairperson	15,000
Non-Chairperson members	7,500

Compensation Committee:
Chairperson	10,000
Non-Chairperson members	5,000

Nominating and Corporate Governance Committee:
Chairperson	10,000
Non-Chairperson members	5,000

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As of April 24, 2015 under the non-employee director compensation policy, each person who is initially appointed or elected to the Board of Directors will be eligible for an option grant to purchase up to 22,445 shares of our common stock under our 2013 Stock Incentive Plan on the date he or she first becomes a non-employee director, which will vest in two equal annual installments during the two years following the grant date, subject to the director’s continued service on the Board of Directors. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase up to 13,385 shares of our common stock, which will vest in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders. All of the foregoing options will be granted at fair market value on the date of grant and will become immediately exercisable upon the death or disability of a director or upon a change in control of the Company. Upon the Closing, 100% of the unvested portion of each non-employee director’s outstanding options granted on or after September 24, 2013 and prior to the Closing immediately became vested.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to recognize and support both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Limitation of Liability and Indemnification Agreements

We have adopted provisions in our certificate of incorporation and By-laws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our By-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our Board of Directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and
•	we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our Board of Directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors, such executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us and/or in furtherance of our rights. Additionally, each of our directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2014, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 150 Second Street, Cambridge, MA 02141, Attention: Secretary or call us at (617) 418-2200. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

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FOUNDATION MEDICINE, INC.
150 SECOND STREET
CAMBRIDGE, MA 02141

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
01 Alexis Borisy	☐	☐	☐
02 Sandra Horning, M.D.	☐	☐	☐
03 Evan Jones	☐	☐	☐
04 Daniel O'Day	☐	☐	☐
05 Michael Pellini, M.D.	☐	☐	☐
06 David Schenkein, M.D.	☐	☐	☐
07 Michael Varney, Ph.D.	☐	☐	☐
08 Krishna Yeshwant, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000248614_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

FOUNDATION MEDICINE, INC.
Annual Meeting of Stockholders
June 18, 2015 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Pellini and Robert Hesslein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of FOUNDATION MEDICINE, INC. that the stockholder(s) is entitled to vote at the Annual Meeting of stockholders to be held at 9:00 AM, EDT on June 18, 2015, at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109 and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If you submit a proxy without giving voting instructions, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000248614_2 R1.0.0.51160